Adicet Bio Presents Positive Preclinical Data on ADI-270 at the American Society of Gene and Cell Therapy (ASGCT) 26th Annual Meeting

ADI-270 includes Adicet’s proprietary armoring technology and enhancements designed for improved persistence and durability within a solid tumor microenvironment (TME)

ADI-270 demonstrated potent anti-tumor activity in CD70+ cancers and improved resilience to clearance from host immune targeting

REDWOOD CITY, Calif. & BOSTON – May 18, 2023 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer, today announced preclinical data highlighting ADI-270, an armored allogeneic “off-the-shelf” gamma delta CAR (chimeric antigen receptor) T cell therapy candidate targeting CD70+ cancers, at the 26th Annual Meeting of the American Society of Gene & Cell Therapy (ASGCT) taking place from May 16-20, 2023, in Los Angeles, CA.

“We believe that ADI-270, combined with a third generation CAR and armoring technologies designed to improve persistence and resilience within the TME, may be able to overcome multiple barriers for realizing efficacy for cell therapies in solid tumors. Together with both innate and adaptive immune targeting and tumor infiltration, we believe ADI-270 can potentially improve clinical outcomes for patients,” said Dr. Blake Aftab, Ph.D., Chief Scientific Officer of Adicet. “These findings provide critical groundwork to support the continued clinical development of ADI-270 as a potentially meaningful therapeutic option.”

In this study, gamma delta T cells modified to express CD70 CAR were successfully generated and expanded without evident hindrances from CD70-mediated fratricide in the process. Data being presented included the following findings:

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ADI-270 demonstrated preclinical proof-of-concept as an armored allogeneic gamma delta CAR T cell therapy candidate utilizing the CD27 natural receptor in a third generation CAR format for targeting CD70-positive cancers.
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ADI-270 gamma delta 1 CAR T cells expressed a predominant naïve-like memory phenotype with potent in vitro cytotoxicity and production of proinflammatory cytokines against CD70+ tumor cell lines via multiple mechanisms.
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ADI-270 showed significant inhibition of tumor growth in CD70+ tumor cell lines, which was maintained in the presence of TGF beta inhibitory factor, and exhibited improved resistance to killing by host T cell rejection.

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ADI-270 also demonstrated marked biodistribution and infiltration into solid tumor models of renal cell carcinoma.

Details for the poster presentations are as follows:

Title: ADI-270: An Armored Allogeneic “Off-the-Shelf” CAR gamma delta T Cell therapy Targeting CD70+ Cancers

Abstract Number: 1023
Poster Session: Thursday Poster Session
Date & Time: May 18, 2023 at noon

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs) and chimeric antigen adaptors (CAds), to enhance selective tumor targeting and facilitate innate and adaptive anti-tumor immune response for durable activity in patients. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the business and operations of Adicet. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: preclinical and clinical development of Adicet’s product candidates, including future plans or expectations for ADI-270.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, Adicet’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; that positive results, including interim results, from a preclinical or clinical study may not necessarily be predictive of the results of future or ongoing studies; clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; Adicet’s ability to meet production and product release expectations; the effect of COVID-19 on Adicet’s business and financial results, including with respect to disruptions to our preclinical and clinical trials, business operations, employee hiring and retention, and ability to raise additional capital. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio., Inc.

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